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                                                                    EXHIBIT 3.19

                                  BY-LAW NO. 2

                A by-law respecting the borrowing of money and the issuing of securities by:

                           CAST HOUSE TECHNOLOGY LTD.

                     (hereinafter called the "Corporation")

1. Without limiting the borrowing powers of the Corporations as set forth in the Ontario Business Corporations Act (the "Act"), the Directors of the Corporation may, from time to time without the authorization of the
     Shareholders:

     (a)   borrow money upon credit of the Corporation;

     (b)   issue, re-issue, sell or pledge obligations of the Corporation;

     (c) subject to Section 20 of the Act, give a guarantee on behalf of the Corporation to secure performance of an obligation of any person;

     (d) charge, mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

2. The Directors may, from time to time, by resolution delegate any or all of the powers referred to in paragraph 1 of this by-law to a director, a committee of directors or one or more officers of the Corporation.

3. As of the coming into effect of this by-law, By-Law Number 2 of the Corporation dated the 2nd day of October, 1990, is repealed, provided that such repeal does not affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under, or the validity of any contract or agreement made pursuant to, or the validity of any articles or predecessor charter documents of the Corporation obtained pursuant to, any such by-law prior to its repeal. All officers and persons acting under any by-law so repealed shall continue to act as if appointed under the provisions of this by-law and all resolutions of the shareholders or the board with continuing effect passed under any repealed by-law shall continue good and valid except to the extent inconsistent with this by-law and until amended or repealed.

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ENACTED by the Directors and sealed with the Corporation's seal the 6th day of
March, 2001.

                                                  /s/ CHRISTOPHER J. ENGLISH
                                                  --------------------------
                                                           President


                                                  /s/ AVRIL S. ENGLISH
                                                  --------------------------
                                                           Secretary


Resolved that the foregoing by-law is hereby enacted by the directors of the Corporation, pursuant to the Ontario Business Corporations Act as evidenced by the respective signatures hereto of all the directors.

Dated the 6th day of March, 2001.


/s/ CHRISTOPHER J. ENGLISH                          /s/ AVRIL S. ENGLISH
--------------------------                          -------------------------
Christopher J. English                              Avril S. English


In lieu of confirmation at a general meeting of the shareholders, we the undersigned, being all of the shareholders of the Corporation entitled to vote at a meeting of shareholders, hereby confirm in writing the foregoing by-law in accordance with the Ontario Business Corporations Act.

Dated the 6th day of March, 2001.


/s/ CHRISTOPHER J. ENGLISH                          /s/ AVRIL S. ENGLISH
--------------------------                          -------------------------
Christopher J. English                              Avril S. English


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